[CONFIDENTIAL TREATMENT REQUESTED]



                      RAILCAR SERVICING AGREEMENT





     AGREEMENT dated as of October 1, 1994 between ACF
     INDUSTRIES, INCORPORATED, a New Jersey corporation and
     AMERICAN RAILCAR INDUSTRIES, INC., a Missouri corporation.

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                           TABLE OF CONTENTS


                                                                  Page


1.   Definitions. . . . . . . . . . . . . . . . . . . . . . . . . .  1

2.   Engagement of ARI. . . . . . . . . . . . . . . . . . . . . . .  3

3.   Term . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3

4.   Duties of ARI. . . . . . . . . . . . . . . . . . . . . . . . .  4
     4.1.  Maintenance; ARI's Expenses. . . . . . . . . . . . . . .  4
     4.2.  Compliance with Law. . . . . . . . . . . . . . . . . . .  6
     4.3.  Services . . . . . . . . . . . . . . . . . . . . . . . .  6
     4.4.  Records and Information. . . . . . . . . . . . . . . . .  6
     4.5.  Services Under Management Agreement. . . . . . . . . . .  7
     4.6.  Additional Services. . . . . . . . . . . . . . . . . . .  7

5.   Representations and Warranties . . . . . . . . . . . . . . . .  7

6.   Payments and Fees. . . . . . . . . . . . . . . . . . . . . . .  8
     6.1. Maintenance Fees. . . . . . . . . . . . . . . . . . . . .  8
     6.2. Annual Adjustments to Maintenance Fees. . . . . . . . . .  9
     6.3.  Fees for Services. . . . . . . . . . . . . . . . . . . .  9
     6.4.  Verification of ARI's Fees.. . . . . . . . . . . . . . . 10

7.   Indemnification. . . . . . . . . . . . . . . . . . . . . . . . 10
     7.1. By ACF. . . . . . . . . . . . . . . . . . . . . . . . . . 10
     7.2. By ARI. . . . . . . . . . . . . . . . . . . . . . . . . . 10
     7.3. Third Party Claims. . . . . . . . . . . . . . . . . . . . 10
     7.4. Cooperation . . . . . . . . . . . . . . . . . . . . . . . 12
     7.5. Survival. . . . . . . . . . . . . . . . . . . . . . . . . 12

8.   Events of Default; Remedies. . . . . . . . . . . . . . . . . . 12
     8.1. Events of Default . . . . . . . . . . . . . . . . . . . . 12
     8.2. Remedies Upon Default . . . . . . . . . . . . . . . . . . 13
     8.3. Remedies Cumulative . . . . . . . . . . . . . . . . . . . 14

9.   Force Majeure. . . . . . . . . . . . . . . . . . . . . . . . . 15

10.  Consents . . . . . . . . . . . . . . . . . . . . . . . . . . . 15

11.  Entire Agreement; Modification and Waiver. . . . . . . . . . . 15

12.  Communications . . . . . . . . . . . . . . . . . . . . . . . . 16

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13.  Construction of ACF's Expense. . . . . . . . . . . . . . . . . 16

14.  Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . 16

15.  Severability . . . . . . . . . . . . . . . . . . . . . . . . . 17

16.  Headings and Terms . . . . . . . . . . . . . . . . . . . . . . 17

17.  Disjunctive. . . . . . . . . . . . . . . . . . . . . . . . . . 17

18.  Successors and Assigns . . . . . . . . . . . . . . . . . . . . 17

19.  Counterparts . . . . . . . . . . . . . . . . . . . . . . . . . 18

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                      RAILCAR SERVICING AGREEMENT


          AGREEMENT dated as of October 1, 1994 between ACF
INDUSTRIES, INCORPORATED, a New Jersey corporation ("ACF") and
AMERICAN RAILCAR INDUSTRIES, Inc., a Missouri corporation ("ARI").

                         W I T N E S S E T H :

          WHEREAS, pursuant to an Asset Transfer Agreement of even date hereto among ACF, ARI and Carl C. Icahn (the "Transfer
Agreement"), ACF has agreed to transfer to ARI certain assets and liabilities, as more fully described therein;

          WHEREAS, in connection with the transfer of such assets to ARI, ACF desires to retain ARI to provide railcar maintenance services for and on behalf of ACF, and ARI desires to accept such engagement.

          NOW, THEREFORE, the parties hereto, desiring legally to be bound, hereby agree as follows:

          1. Definitions. As used herein, the following terms shall have the following meanings:

          "AAR" means the Association of American Railroads and any successor thereto.

          "AAR Value" with respect to any Car means the value of such Car, as determined in accordance with Rule 107 of the AAR for determining the value of railcars (or any successor rule promulgated by the AAR).

          An "Affiliate" of a person means any individual, corporation, partnership, joint venture, association or other entity that directly, or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such person. For purposes of this definition, "control," when used with respect to any person, means the power to direct the management or policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; the terms "controlling" and "controlled" have the meanings correlative to the foregoing.

          "Cars" means at any time the covered hopper, tank and other railcars owned or managed by ACF and leased or held for lease at such time.

          "DOL" means the United States Department of Labor.

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          "DOT" means the United States Department of Transportation.

          "Event of Default" shall have the meaning set forth in
Section 8.1 hereof.

          "Fleet Management Services" means (i) providing technical and engineering assistance and acting as liaison to regulatory agencies and industry groups, (ii) providing Car repair disposition and processing of Cars through repair facilities so as to effect necessary and proper repairs and maintenance while minimizing out-of-service time, (iii) maintaining proper mechanical Car records for all Cars and (iv) providing purchasing, inventory management and sales of materials used in the repair and maintenance of Cars.

          "ICC" means the United States Interstate Commerce
Commission.

          "Maintenance" shall have the meaning set forth in Section
4.1 hereof.

          "Management Agreements" means the railcar management agreement dated as of April 28, 1993 between American Car Line Company and ACF and the railcar management agreement dated as of December 30, 1993 between ACF Railcar Acquisition Company and ACF, pursuant to each of which ACF was engaged to provide marketing, maintenance, billing and other services with respect to certain railcars, as well as any other existing management agreement between ACF and any User.

          "month" means a calendar month and "year" means a calendar year.

          "Regulatory Authorities" means the ICC, the DOT, the DOL, the AAR or any other governmental authority or industry agency or authority which has proper jurisdiction to regulate the ownership, leasing, operation, maintenance or use of the Cars.

          "Safety and Environmental Services" means the education of employees on safety and safety awareness, review of regulations, performance of environmental and safety audits, and technical assistance in the administration of legal matters involving environmental and safety issues.

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          "Services" means Fleet Management Services and Safety and
Environmental Services and each of them, a "Service."

          "Term" means the term of the maintenance and other obligations of ARI and ACF hereunder with respect to the Cars, commencing as of the date hereof and continuing until terminated as provided in Section 3 hereof.

          "User Lease" means any car service contract or other lease of Cars or any separate schedule or rider to a master car service contract or other lease and which schedule or rider incorporates by reference all of the terms and conditions of such master contract or lease other than those in other schedules or riders thereto or as specifically identified in such schedule or rider.

          "User" means any shipper, railroad or other party not an Affiliate of ACF or ARI who uses Cars pursuant to a User Lease.

          2. Engagement of ARI. ACF hereby engages ARI (i) to maintain the Cars on behalf of ACF and (ii) to provide certain
Services to ACF, in each case on the terms and conditions set forth herein, and ARI hereby accepts such engagement.

          3. Term. The Term shall commence as of the date hereof and, subject to the provisions of Section 8 hereof, shall continue until October 1, 2009, provided, that the Term shall automatically be extended for additional successive five (5) year periods unless and until ACF gives ARI six (6) months prior written notice of termination. Notwithstanding anything contained in this Agreement to the contrary, in the event of any termination of this Agreement, unless and until an Event of Default by ACF (as defined in Section 8.1 hereof) shall have occurred, ARI shall continue to provide Maintenance hereunder until a replacement commences to perform substantially similar functions. The obligations of ACF and ARI hereunder arising during the Term, or as may otherwise be specifically provided for in this Agreement, shall survive the expiration or earlier termination of the Term.

          4. Duties of ARI. Subject to the terms and provisions hereof, ARI shall provide or arrange for the provision of the services specified in this Section 4 to and on behalf of ACF during the Term.

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          4.1.  Maintenance; ARI's Expenses.  (a) ARI shall use
reasonable commercial efforts to cause the Cars to be maintained (the "Maintenance") in good operating order and condition. The standard for Maintenance shall be the highest of (i) standard industry practice, (ii) any standard required or set forth for the Cars or railcars of a similar class by law or any Regulatory Authority; and
(iii) with respect to the Cars leased to each User, any standard set by such User, whether by terms of a User Lease or by other under-standing or agreement between a User and ACF; provided, however, that such standard shall never be lower than the better of (i) the standard for Maintenance provided to any other customer of ARI to which ARI provides general maintenance services for a fleet of owned or leased railcars and (ii) the same level and priority of Maintenance provided to ACF prior to the transfer of assets contemplated by the Transfer Agreement; provided, further, that subject to Section 4.2 hereof, (1) expenditures for Maintenance in excess of those expenditures which ARI, in the exercise of its reasonable commercial judgment, would make if the relevant Cars were owned by it, shall not be made without the prior written consent of ACF unless such Maintenance is required pursuant to applicable law or the rules and regulations of any Regulatory Authority and (2) unless required pursuant to applicable law or the rules and regulations of any Regulatory Authority or consented to in writing by ACF, no action shall be taken hereunder by ARI, regardless of cost, which reduces the value or utility of any Car. Maintenance shall include, without limitation, all maintenance, repairs, servicing, painting, alterations, modifications, improvements or additions to the Cars in order to meet any of the foregoing standards. Simultaneously with the execution and delivery of this Agreement, ACF shall provide ARI with guidelines with respect to certain Cars, which guidelines may be amended by ACF from time to time. In the event that Maintenance is to be provided in respect of any Car covered by such guidelines, ARI shall notify ACF prior to the performance of such Maintenance. ARI shall also periodically inspect such Cars as it deems reasonably necessary in order to determine whether the Cars are being properly used and maintained and shall notify ACF promptly upon obtaining actual knowledge of (i) the loss or destruction of, or damage beyond repair to, any Car, (ii) the occurrence of any other event which would cause any Car to be taken out of service for more than one hundred twenty (120) consecutive days or (iii) the imposition of any new law or any rules or regulations by any Regulatory Authority which may have a material impact on the ACF's revenues or expenses relating to the Cars. Should unusual wear, premature failure or other such events require any Cars to be taken out of service or be subject to unusually high Maintenance costs, ARI will inform ACF of any special engineering investigations or other expenses required in connection therewith, and will advise ACF of the cost of such investigations prior to performing necessary work. Such investigations shall be performed at ACF's expense, but shall not be commenced without ACF's prior written approval.

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                 (b)     Maintenance may be performed by ARI or third
parties as may be designated by ACF from time-to-time. All other services to be provided by ARI under this Agreement shall be performed by ARI unless otherwise consented to in writing by ACF.

                 (c) If material supplied by ARI or work performed by it is found to be defective, ACF shall notify ARI and ACF shall have the right to require the prompt correction thereof by ARI at ARI's expense and risk or, at ACF's option, ACF may correct the work or have the same corrected, charging ARI for the cost of making such correction. Such correction shall not affect ARI's warranty pursuant to Section 4.1(d). If correction of such work is impractical, in the opinion of ACF, ARI shall bear all risk after notice of rejection and ARI will, if requested in writing to do so by ACF, at ARI's expense, promptly replace such work or the parts thereof which are defective or, if ARI fails to replace promptly such work or parts, ACF may by contract or otherwise replace such work or such parts and charge ARI the excess cost occasioned to ACF thereby. In lieu of the foregoing, ACF may reject and/or return any defective work or materials and ARI shall refund to ACF any payment made therefor.

                 (d) ARI warrants to ACF that (i) all labor furnished to ACF hereunder shall be performed in a workmanlike manner, (ii) all parts furnished to ACF hereunder that are designed by ARI shall be free from all defects in design and materials and (iii) all parts furnished to ACF hereunder that are designed by ACF and manufactured by ARI shall be free from all defects in materials. ARI agrees that this warranty shall survive acceptance of and payment for such Maintenance. In the event that ACF requests that ARI obtain any parts from a third party, ARI shall assign to ACF any warranties obtained from such third party in respect of such parts or, if such third party warranties are not assignable, shall cooperate with ACF so as to afford ACF the benefit of such third party warranties.

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          4.2.  Compliance with Law.  ARI, at ACF's expense, shall use reasonable commercial efforts to cause the Cars to comply, and ACF agrees that each User Lease entered into or renewed after the date hereof shall require the User thereunder to comply, in all respects with all applicable laws and rules and regulations of the Regulatory Authorities. In the event that such laws, rules or regulations require any alteration of a Car, or in the event that any equipment or appliance of a Car shall be required to be changed or replaced, or in the event that any additional or other equipment or appliance is required to be installed on a Car in order to comply with such laws, rules or regulations (a "Mandatory Alteration"), ARI shall notify ACF that a Mandatory Alteration is required and, if ACF so instructs, at ACF's expense, shall make such alteration, change, replacement or addition. In addition, promptly after ARI has notice that any laws, rules or regulations will or may require a Mandatory Alteration, ARI shall notify ACF whether ARI believes, in the exercise of its good faith business judgement, that such law, rule or regulation should be contested.

          4.3.  Services.

          (a) Subject to the terms and provisions hereof, ARI shall provide the Services to and on behalf of ACF during the Term in the same manner, and in the case of Safety and Environmental Services, at the same locations, as ACF performed such Services on its own behalf prior to the transfer of assets contemplated by the Transfer Agreement;

          (b) ACF shall furnish to ARI all such information as may be necessary to enable ARI to provide the Services.

          4.4. Records and Information. ARI shall maintain separate, complete and accurate records relating to the Cars and all matters covered by this Agreement in the same form and to the same extent as ACF has customarily maintained records in respect of the Cars prior to the date hereof. ARI shall promptly, upon request of ACF, deliver to ACF or its designee originals or copies of such records.

          4.5. Services Under Management Agreement. ARI acknowledges receipt of a copy of each of the Management Agreements, pursuant to which ACF has agreed to provide Maintenance with respect to certain Cars. ARI shall provide or cause to be provided Maintenance with respect to such Cars at the standard set forth in the Management Agreement and otherwise ensure compliance by ACF with the terms and conditions for Maintenance set forth in the Management Agreement.

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          4.6.  Additional Services.  ARI shall be responsible for the provision of such other services incidental to the foregoing as may from time to time be required under the User Leases with respect to Cars or may be reasonably necessary in connection with the maintenance of the Cars.

          5. Representations and Warranties. Each of ACF and ARI represents and warrants to the other as follows:

          (a) It is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey (in the case of ACF) and Missouri (in the case of ARI). It has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to con-summate the transactions contemplated hereby and to perform its obligations hereunder.

          (b) This Agreement has been duly executed and delivered by it and is a legal, valid and binding obligation of it, enforceable against it in accordance with its terms, except as such enforceability may be limited by (A) the effect of bankruptcy, insolvency, reorganization, moratorium, marshalling or other similar laws now or hereafter in effect relating to or affecting the rights and remedies of creditors generally and (B) general principles of equity, whether such enforceability is considered in a proceeding in equity or at law.

          (c) Neither the execution and delivery by it of this Agreement nor the performance by it of its obligations hereunder will (A) with or without the giving of notice or the passage of time, or both, violate, or be in conflict with, or permit the termination of, or constitute a default under, or cause the acceleration of the maturity of, any agreement, debt or obli-gations of any nature of it or to which it is a party or bound;
     (B) require the consent of any party to any agreement, instrument or commitment to which it is a party or to which it or its properties is bound; (C) violate any statute or law or any judgment, decree, order, regulation or rule of any court, Regulatory Authority or other governmental authority to which it is subject; or (D) result in the creation of any lien or security interest or other incumbrance on its assets, which in the case of
     (A), (B), (C), or (D) would cause the transactions contemplated by this Agreement not to be consummated or which would have a material adverse effect on the business, financial condition or operations of the other party to this Agreement.

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          (d)    No consent, approval or authorization of, or
     declaration, filing or registration with, any Regulatory Authority or other governmental agency or authority is required to be made or obtained by it in connection with the execution, delivery and performance of this Agreement, the performance by it of its obligations hereunder or the consummation of the transactions contemplated hereby, the failure of which to have been made or obtained would have a material adverse effect on the ability of such party to perform its obligations hereunder, on the right, title or interest of ACF in the ACF Cars or on the business, financial condition, or operations of any party to this Agreement.

          6.     Payments and Fees.

          6.1. Maintenance Fees. For Maintenance and all other services provided under this Agreement by ARI (including the services provided pursuant to Section 4.1(a) hereof, but excluding the Services), ACF will pay for (i) materials at ARI's actual costs therefor plus [CONFIDENTIAL TREATMENT REQUESTED] ([CONFIDENTIAL TREATMENT REQUESTED]%) percent and (ii) labor at the initial hourly rate of $[CONFIDENTIAL TREATMENT REQUESTED], as adjusted by the parties pursuant to the terms of Section 6.2. ARI will invoice ACF no less frequently than quarterly for all services covered by this
Section 6.1 and ACF will pay all invoiced amounts within thirty (30) days from the date of invoice.

          6.2. Annual Adjustments to Maintenance Fees. (a) ACF and ARI will meet, no less frequently than annually, to review the hourly labor rate. In the event that ARI desires that such hourly labor rate be increased, or ACF desires that such rate be decreased ARI shall submit to ACF or ACF shall submit to ARI, as the case may be, a proposed hourly rate which shall be based upon the average costs of labor provided by third parties, as determined jointly by the parties based on independent surveys, and shall take into account ARI's direct costs of labor and shall include amounts for ARI's plant or facility overhead based on ARI's job cost system for allocating overhead. ACF and ARI shall negotiate in good faith to arrive at any increase or decrease. Anything to the contrary notwithstanding, the hourly rates for labor that are in effect at any time shall not exceed the then current standard rates published by the AAR for such types of labor. The costs to ACF for Maintenance performed by third parties will be the charges therefor as invoiced by such third parties, without mark-up by ARI. Such third party charges will be reviewed and audited by ARI on behalf of ACF.

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                 (b)     If, at any time during the Term, ARI provides
maintenance to any third party on terms (including price and priority) more favorable than those offered to ACF, ARI will promptly notify ACF in writing and will offer and make available to ACF such terms for such period as such more favorable terms are provided to any third party.

                 (c) Nothing in this Section 6.2 shall affect the rights of the parties to terminate this Agreement pursuant to Section 3 or 8 hereof.

          6.3. Fees for Services. For each of the Services provided under this Agreement by ARI, ACF will pay ARI an amount equal to the aggregate direct costs incurred by or on behalf of ARI in connection with the provision of such Services plus five (5%) percent. ARI's direct costs shall include a reasonable allocation of that part of ARI's labor and overhead expenses attributable to the provision of the Services, including the costs of maintaining the employees who provide the Services (collectively, the "Fees"). ARI will invoice ACF no less frequently than quarterly for all Services performed hereunder, which invoice shall be accompanied by a summary, in reasonable detail, of ARI's calculation of the Fees, which calculation shall be binding upon ACF, absent manifest error. ACF will pay all invoiced amounts within thirty (30) days from the date of invoice.

          6.4. Verification of ARI's Fees. Upon ACF's written request given at least two (2) business days in advance, ARI will provide ACF with access to ARI's books and records relating to the Maintenance for the Cars and to the provision of the Services, during normal business hours, for the purpose of copying and making extracts therefrom, at ACF's expense, to verify ARI's calculation of the maintenance fees and the Fees, including those for labor and allocated overhead and, in the case of Maintenance, to confirm the costs of Maintenance performed by third parties.

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          7.     Indemnification.

          7.1. By ACF. ACF shall defend, indemnify and hold ARI harmless from and against any and all claims, actions, damages, losses, liabilities, costs or expenses (including reasonable attorneys' fees) (each a "Claim") incurred by or asserted against ARI to the extent resulting or arising from ACF's failure to comply with or perform its obligations under this Agreement, the use, operation, possession, control, maintenance, repair or storage of the Cars, claims for injury to or death of persons, loss or damage to property (including the Cars) and economic loss to Users or other third parties due to the unavailability for use of the Cars; provided, however, that ACF shall not defend, indemnify or hold ARI harmless from and against, and ARI shall not be exculpated from, any Claim, to the extent caused by or arising from ARI's bad faith, willful misconduct, recklessness, negligence, or from ARI's failure to comply with or perform its obligations under this Agreement (including, the failure to provide any service as required hereunder in accordance with the standard of care provided herein).

          7.2. By ARI. ARI shall defend, indemnify and hold ACF harmless from and against any and all Claims, incurred by or asserted against ACF to the extent resulting or arising from ARI's failure to comply with or perform its obligations under this Agreement (in-cluding, a failure to provide any service as required hereunder in accordance with the standard of care provided herein) or from ARI's bad faith, willful misconduct, recklessness, or negligence.

          7.3. Third Party Claims. In the event any party to be indemnified is entitled to indemnification hereunder based upon a claim asserted by a third party, the indemnifying party shall be given prompt notice thereof in reasonable detail; provided, however, the failure to give prompt notice shall not relieve the indemnifying party of any liability hereunder, except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right (without prejudice to the right of any party to be indemnified to participate at its expense through counsel of its own choosing) to defend such claim at its expense and through counsel of its own choosing which is reasonably acceptable to the party to be indemnified if the indemnifying party gives notice of its intention to do so not later than twenty (20) days following its receipt of notice of such claim from the party to be indemnified (or such shorter time period as is required so that the interests of the party to be indemnified would not be materially prejudiced as a result of its

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failure to have received such notice from the indemnifying party);
provided, however, that if the defendants in any action shall include both an indemnifying party and a party to be indemnified and the party to be indemnified shall have reasonably concluded that counsel selected by the indemnifying party has a conflict of interest because of the availability of different or additional defenses to the party to be indemnified, the party to be indemnified shall have the right to select separate counsel to participate in the defense of such action on its behalf, at the expense of the indemnifying party. The indemnifying party shall not have the power to bind the indemnified party, without the indemnified party's prior written consent, which shall not be unreasonably withheld, with respect to any settlement pursuant to which anything is required other than the payment of money and then only to the extent that the indemnifying party shall make full payment of such money. If the indemnifying party does not so choose to defend any such claim asserted by a third party for which the party to be indemnified would be entitled to indemnification hereunder, then the party to be indemnified shall be entitled to recover from the indemnifying party, on a monthly basis, all of its reasonable attorneys' fees and other costs and expenses of litigation of any nature whatsoever incurred in the defense of such claim. If the indemnifying party assumes the defense of any such claim, the indemnifying party will hold the party to be indemnified harmless from and against any and all damages arising out of any settlement approved by such indemnifying party or any judgment in connection with such claim or litigation. Notwithstanding the assumption of the defense of any claim by an indemnifying party pursuant to this paragraph, the party to be indemnified shall have the right to approve the terms of any settlement of a claim (which approval shall not be unreasonably withheld or delayed). Notwithstanding anything to the contrary contained herein, an indemnifying party will not be liable for any settlement of a claim effected without its prior written consent.

          7.4. Cooperation. The indemnifying party and the party to be indemnified party shall cooperate in furnishing evidence and testimony and in any other manner which the other may reasonably request, and shall in all other respects have an obligation of good faith dealing, one to the other, so as not to unreasonably expose the other to an undue risk of loss. The party to be indemnified shall be entitled to reimbursement for out-of-pocket expenses reasonably incurred by it in connection with such cooperation. Except for fees and expenses for which indemnification is provided pursuant to Sections 7.1 or 7.2 hereof, as the case may be, and as provided in the preceding sentence, each party shall bear its own fees and expenses incurred pursuant to this Section 7.4.

          7.5. Survival. The indemnity obligations of the parties pursuant to this Section 7 (including, without limitation, obligations to indemnify against third party claims made after the expiration or termination of the Term) shall survive forever the expiration or termination of the Term.

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          8.     Events of Default; Remedies.

          8.1. Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this
Agreement:

                 (a) The failure by ACF or ARI to pay when due any amount payable by it hereunder unless such failure shall have been remedied within ten (10) days after receipt by the defaulting party of notice thereof from the other party;

                 (b) default shall be made in the due observance or performance of any covenant (other than a covenant to make payments referred to in clause (a) hereof) to be observed or performed by ARI or ACF hereunder, and such default shall not have been remedied within thirty (30) days after receipt by the defaulting party of notice thereof from the other party hereto;

                 (c) the commencement of any case or proceeding against ARI (A) under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (B) seeking to adjudge ARI a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment or composition of or in respect of ARI under any applicable federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of ARI or of any substantial part of the property of, or ordering the winding up or liquidation of the affairs of ARI, and (i) the entry of an order for relief in any of the foregoing or any such adjudication or appointment shall occur or (ii) the continuance of any such case or proceeding undismissed, undischarged or unbonded for a period of 60 consecutive days; or

                 (d) the commencement by ARI of a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or of any other case or proceeding to be adjudicated a bankrupt or insolvent, or the consent by it to the entry of a decree or order for relief in respect of ARI in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against ARI, or the filing by ARI of a petition or answer or consent seeking reorganization or relief under any applicable federal or state law, or the consent by ARI to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trust, sequestrator or similar official of ARI or of any substantial part of ARI's property, or the making by it of an assignment for the benefit of creditors, or the admission by ARI in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by ARI in furtherance of any such action;

                 (e) Any representation or warranty made herein, shall prove to have been false or misleading as of the time made or furnished in any material respect.

          8.2. Remedies Upon Default. (a) Default by Either Party. Upon the occurrence and during the continuation of any Event of Default, the non-defaulting party, in its sole discretion, may
(i) terminate the Term by notice to the defaulting party, which termination shall be effective as of the date of such notice or such later date, in the discretion of the non-defaulting party, as such notice may specify, (ii) proceed by appropriate court action to enforce performance of this Agreement by the defaulting party and/or
(iii) sue to recover actual direct damages (including lost rents but not consequential damages) which result from a breach hereof, and such defaulting party shall bear the other party's costs and expenses, including reasonable attorney's fees, in securing such enforcement or damages.

                 (b) Default By ARI. Upon the occurrence of an Event of Default by ARI and the termination of the Term by ACF as provided in Section 8.2(a) hereof, ACF may (i) demand and be entitled to delivery of each Car then in the possession or control of ARI and (ii) demand and be entitled to receive copies of all of ARI's records regarding the Cars and the Services. ARI hereby (x) agrees to cooperate fully with ACF or its assignees in connection with the transfer of ARI's rights and duties hereunder to a third party and (y) expressly waives any and all claims against ACF for damages of whatever nature arising out of or resulting from the termination of ARI's servicing rights as to the Cars as properly permitted hereunder. Notwithstanding the foregoing, ARI agrees that if it breaches any of its obligations hereunder, ACF would sustain irreparable harm, and, therefore, in addition to any other remedies which ACF may have under this Agreement or otherwise, ACF shall be entitled to seek specific performance by ARI of its obligations hereunder and/or an injunction from any court of competent jurisdiction restraining ARI from committing or continuing any violation of this Agreement. ARI acknowledges that damages at law would not be an adequate remedy in the event that ARI breaches its obligations hereunder and, therefore agrees that if ACF shall institute any action or proceeding to enforce those obligations, ARI hereby waives and agrees not to assert the claim or defense that ACF has an adequate remedy at law. Nothing herein shall be construed as prohibiting ACF from pursuing any other remedies available to it for any breach or threatened breach, including the recovery of damages from ARI.

PAGE

          8.3. Remedies Cumulative. Each and every right, power and remedy herein specifically given to ACF or ARI shall be in addition to every other right, power and remedy herein specifically given or now or hereafter existing at law or in equity, and each and every right, power and remedy may be exercised from time to time and simultaneously and as often and in such order as may be deemed expedient by ACF or ARI. All such rights, powers and remedies shall be cumulative, and the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the ACF or ARI in the exercise of any such right, power or remedy and no extension of time for any payment due hereunder shall impair any such power or shall be construed to be a waiver of any default or an acquiescence therein. Any extension of time for payment hereunder or other indulgence duly granted by either the ACF to ARI or ARI to ACF shall not otherwise alter or affect the respective rights and obligations of the ACF and ARI. The acceptance of any payment of the ACF or ARI after it shall have become due hereunder shall not be deemed to alter or affect the respective rights and obligations of the ACF and ARI with respect to any subsequent payments or defaults hereunder.

          9. Force Majeure. Neither party hereto shall be deemed to be in breach or in violation of this Agreement if such party is prevented from performing any of its obligations hereunder for any reason beyond its reasonable control, including, without limitation, acts of God, riots, strikes, fires, storms, wars, insurrections, public disturbances or any regulation of any Federal, state or local government or any agency thereof.

          10. Consents. Whenever the consent or approval of ACF is required hereunder, such consent or approval may be withheld by ACF in ACF's sole, absolute and unrestricted discretion except in such cases where this Agreement specifically provides that such consent or approval shall not be unreasonably withheld.

          11. Entire Agreement; Modification and Waiver. This Agreement (including the recitals herein and any schedules or exhibits hereto, each of which is an integral part of this Agreement) sets forth the entire agreement and understanding between the ACF and ARI with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended in any respect without a writing to that effect, signed by both of the parties hereto. Failure of a party to enforce one or more of the provisions of this Agreement or to exercise any option or other rights hereunder or to require at any time performance of any of the obligations hereof shall not in any manner be construed (a) to be a waiver of such provisions by such party, (b) to affect the validity of this Agreement or such party's right thereafter to enforce each and every provision of this Agreement, or (c) to preclude such party from taking any other action at any time which it would be legally entitled to take.

PAGE

          12. Communications. All notices, requests, demands, consents, approvals, reports, statements and other communications under this Agreement shall be in writing and shall be deemed to have been given (a) upon receipt when delivered by hand, overnight delivery service or facsimile transmission with respect to which receipt has been acknowledged or (b) three (3) business days after mailing, by registered or certified mail, postage prepaid, return receipt requested, and addressed to the party for whom intended at the following addresses or such changed address as such parties may have fixed by notice:

          To ACF:

          ACF Industries, Incorporated
          3301 Rider Trail South
          Earth City, Missouri  63045-1393
          Attention:  Chief Financial Officer
          Telecopy no.: (314) 344-4216
          Telephone no.:  (314) 344-4500

          To ARI:

          American Railcar Industries, Inc.
          3301 Rider Trail South, Suite 234
          Earth City, Missouri 63045-1393
          Attention:  President
          Telecopy no.: (314) 344-4213
          Telephone no.:  (314) 344-4200

provided, however, that any notice of change of address shall be effective only upon receipt.

          13.    Construction of ACF's Expense.  Any reference to
"ACF's expense" with respect to any action which is required to be performed by ARI pursuant to this Agreement shall be performed at ARI's cost without markup.

          14. Governing Law. In accordance with Section 5-1401 of the New York General Obligation Law, the parties hereto agree that this Agreement shall be governed by and construed and enforced under the laws of the State of New York.

PAGE

          15. Severability. Any provision of this Agreement that may be prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof so long as the economic or legal substance of the transactions contemplated thereby is not affected in any manner adverse to any party. Any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by law, the parties hereby waive any provision of law that renders any provision of this Agreement prohibited or unenforceable in any respect. In addition, in the event of any such prohibition or unenforceability, the parties agree that it is their intention and agreement that any such provision which is held or determined to be prohibited or unenforceable, as written, in any jurisdiction shall nonetheless be in force and binding to the fullest extent permitted by the law of such jurisdiction as though such provision had been written in such a manner and to such an extent as to be enforceable therein under the circumstances.

          16. Headings and Terms. Headings to Sections contained herein are for convenience and reference purposes only and are not to be given any substantive effect or meaning. Any term herein defined in the singular shall have a corresponding meaning when used in the plural and the converse applies.

          17. Disjunctive. As used in this Agreement, unless the context requires otherwise, the word "or" shall have the conjunctive as well as disjunctive meaning and refers to alternatives that are not necessarily exclusive. As used in this Agreement, references to "include" and similar terms shall be construed as if followed by the phrase "without limitation."

          18. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that no assignment hereof by ACF or ARI or transfer of any party's rights or obligations hereunder whether by operation or law or otherwise shall be valid and effective as against ARI or ACF without the prior consent of both ARI and ACF which consent shall not be unreasonably withheld.

PAGE

          19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

          IN WITNESS WHEREOF, the parties hereto have executed this Railcar Servicing Agreement as of the date first above written.

                         ACF INDUSTRIES, INCORPORATED



                         By: /s/ James J. Unger



                         AMERICAN RAILCAR INDUSTRIES, INC.



                         By: /s/ Roger Wynkoop